CALCULATION OF REGISTRATION FEE

Title of each class of securities	Maximum aggregate
offered	offering price(1)	Amount of registration fee(2)
Medium-Term Notes, Series F,
3.15% Notes, Due 2015	$299,577,000	$16,716.40

(1)	Excludes accrued interest, if any.

(2)

The filing fee of $16,716.40 is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the $87,086 remaining of the filing fee previously paid with respect to unsold securities previously registered by Colgate-Palmolive Company pursuant to Registration Statement on Form S-3 No. 333-126987 which was filed on July 28, 2005 is being carried forward, of which $16,716.40 is offset against the filing fees due for this offering and of which $70,369.60 remains available for future filings. No additional filing fee has been paid with respect to this offering.

Pricing Supplement No. 1 dated July 31, 2009	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Supplement and Prospectus	Registration No. 333-154923
dated October 31, 2008)

Colgate-Palmolive Company

Medium-Term Notes - Fixed Rate

Series F

           We are hereby offering to sell Notes having the terms specified below to you with the assistance of the agents listed below, each acting as principal (collectively, the “Agents”) for whom Citigroup Global Markets Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers, at a fixed initial public offering price of 99.859% of the principal amount.

Principal Amount: $300,000,000	Trade Date: July 31, 2009
Issue Price: 99.859%	Original Issue Date: August 5, 2009
Interest Rate: 3.15%	Net Proceeds to Colgate: $298,452,000
Stated Maturity Date: August 5, 2015	Agent’s Discount or Commission: $1,125,000
CUSIP Number: 19416QDN7

Interest Payment Dates: February 5 and August 5 of each year, commencing on February 5, 2010

Redemption:	N/A

Optional Repayment:	N/A

Currency:
           Specified Currency: US Dollars
          Minimum Denomination: $1,000

Original Issue Discount: [ ] Yes [X] No
Total amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form: [ X ]      Book-entry      [  ]      Certificated

[ X ] Other Provisions: N/A

          The Agents have severally and not jointly agreed to purchase from us, and we have agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names below.

Agents	Principal Amount of Notes

Citigroup Global Markets Inc.	$40,000,000
Banc of America Securities LLC	40,000,000
J.P. Morgan Securities Inc.	40,000,000
Deutsche Bank Securities Inc.	30,000,000
HSBC Securities (USA) Inc.	30,000,000
Morgan Stanley & Co. Incorporated	30,000,000
BNP Paribas Securities Corp.	30,000,000
RBS Securities Inc.	30,000,000
The Williams Capital Group, L.P.	30,000,000
Total	$300,000,000

Use of Proceeds:

           The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes. As of July 29, 2009, Colgate’s outstanding commercial paper had a weighted average interest rate of 0.20% with maturities ranging from 1 day to 33 days.

Legal Matters:

          Sidley Austin LLP, New York, New York has acted as counsel for Colgate. Mayer Brown LLP has acted as counsel for the Agents.